Exhibit 99.1

XOMA Royalty Reports Fourth Quarter and Full Year 2024 Financial Results

and Highlights Business Achievements

Doubled the royalty and milestone portfolio to over 120 royalty assets with significant milestone potential through five transactions in 2024

Completed two whole company acquisitions to unlock shareholder value

Day One’s OJEMDA™ (tovorafenib) and Zevra’s MIPLYFFA™ (arimoclomol) each received FDA approval

Cash receipts totaled $4.0 million in the fourth quarter and $46.3 million for the full year 2024

EMERYVILLE, Calif. – March 17, 2025 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its fourth quarter and full year 2024 financial results and highlighted recent activities.

“Our balanced approach to building the scale of XOMA Royalty’s portfolio by selectively acquiring royalty economics across the lifecycle of drug development is beginning to bear fruit,” stated Owen Hughes, Chief Executive Officer of XOMA Royalty. “Our growing commercial royalty portfolio of six assets is supported by VABYSMO® (faricimab), OJEMDA™, and MIPLYFFA™, while our Phase 3 portfolio, which now totals 11 assets, promises several key readouts in 2025, including ersodetug from Rezolute, seralutinib from Gossamer Bio, and Ovaprene® (non-hormonal vaginal ring) from Daré Biosciences. With over $100 million in cash on hand and a clear path to sustainable cashflow from royalties alone, we are well-positioned to further our goal of driving value for patients and shareholders alike.”

Royalty and Milestone Acquisitions

Partner	Asset and Transaction Detail
Twist Bioscience	XOMA Royalty completed a $15 million royalty monetization agreement with Twist, acquiring 50% of the future milestones and royalties in 60-plus partnered early-stage programs across 30 companies enabled by Twist Bioscience’s Biopharma Solutions business unit.

Daré Bioscience	XOMA Royalty added economic interests to three best- or first-in-category assets to its portfolio for a $22 million upfront payment. XACIATO™ vaginal gel 2% is commercially available and marketed by Organon. Bayer holds the U.S. rights to commercialize Ovaprene®, a hormone-free monthly intravaginal contraceptive, currently in Phase 3 clinical trials. XOMA Royalty also acquired a synthetic royalty in Sildenafil Cream, 3.6%, a Phase 3-ready asset for female sexual arousal disorder.

Talphera, Inc.	XOMA Royalty acquired an economic interest in DSUVIA® (sufentanil sublingual tablet) from Talphera, Inc., for $8 million. XOMA Royalty is entitled to royalties from DSUVIA® sales. Alora Pharmaceuticals discontinued its DSUVIA® commercial activities in November 2024. We remain eligible for payments from sales to the U.S. Department of Defense.

Company Acquisitions

Acquired Company	Rationale
Kinnate Biopharma	Kinnate stockholders received $2.5879 per share in cash plus a Contingent Value Right (CVR) on April 3, 2024. The acquisition added approximately $7.8 million in cash and five assets to the XOMA Royalty portfolio.

Pulmokine Inc.	XOMA Royalty secured a milestone and royalty interest in Gossamer Bio and Chiesi Farmaceutici’s seralutinib held by Pulmokine, a private company. Seralutinib is a Phase 3 asset being studied in pulmonary arterial hypertension (PAH), and Gossamer expects to initiate a registrational Phase 3 study in pulmonary hypertension associated with interstitial lung disease (PH-ILD) in 2025[1]. Acquisition cost was $20 million upfront.

Product Approvals

Partner	Event
Day One Biopharmaceuticals	The U.S. Food and Drug Administration (FDA) approved Day One’s OJEMDA™ (tovorafenib) for use in patients with pediatric low-grade glioma (pLGG). XOMA Royalty earned a $9.0 million milestone upon the approval and recorded $2.7 million in income resulting from OJEMDA™ sales in 2024. In addition, XOMA Royalty received an $8.1 million payment related to Day One’s sale of its priority review voucher.

Zevra Therapeutics	The FDA approved Zevra’s MIPLYFFA™ (arimoclomol) capsules as an orally delivered treatment for Niemann-Pick disease type C (NPC). MIPLYFFA™ is indicated for use in combination with miglustat for the treatment of neurological manifestations of NPC in adult and pediatric patients 2 years of age and older.

[1]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-fourth-quarter-and-full-year-2024

Out-licensing Activities

Partner	Event
Alexion	In December 2024, following its acquisition of Amolyt, Alexion (an AstraZeneca company) exercised Amolyt’s option to continue developing anti-PTH1R monoclonal antibodies that originated from XOMA’s discovery efforts as potential treatments for primary hyperparathyroidism and humoral hypercalcemia of malignancy. XOMA Royalty will be eligible to receive up to $10.5 million in milestone payments and royalties ranging from low single to low double-digits on net commercial sales. Upon Alexion’s exercise of the option, XOMA Royalty earned a $0.5 million payment.

Kinnate	In early 2025, XOMA Royalty secured license agreements with several parties for the five unpartnered Kinnate assets. Per the terms of the acquisition, a portion of any upfront payments received by XOMA Royalty will be distributed to the Kinnate CVR holders.

Subsequent Events

Partner	Event
Rezolute

Received Breakthrough Therapy Designation from FDA for ersodetug (RZ358) for the treatment of hypoglycemia due to congenital hyperinsulinism (cHI)[2].

Announced the independent Data Monitoring Committee reviewed the safety data from eight infants ages 3 months to 1 year enrolled in the open-label portion of the sunRIZE Phase 3 study of ersodetug for the treatment of hypoglycemia due to cHI. Their conclusion was the safety profile was such that infants may now be enrolled in the double-blind, placebo-controlled study[3].

Castle Creek

XOMA Royalty added a royalty interest in D-Fi (FCX-007), a Phase 3 asset being developed by Castle Creek Biosciences, to the portfolio. D-Fi is being studied in dystrophic epidermolysis bullosa (DEB), a rare progressive and debilitating skin disorder. D-Fi has been granted Orphan Drug Designation for the treatment of DEB, as well as Rare Pediatric Disease, Fast Track, and Regenerative Medicine Advanced Therapy designations by the FDA.

XOMA Royalty contributed $5 million to Castle Creek Biosciences’ $75 million syndicated royalty financing transaction.

[2]	https://ir.rezolutebio.com/news/detail/345/rezolute-receives-breakthrough-therapy-designation-from-fda-for-ersodetug-in-the- treatment-of-hypoglycemia-due-to-congenital-hyperinsulinism
[3]	https://ir.rezolutebio.com/news/detail/347/rezolute-provides-update-on-its-phase-3-sunrize-study-of-ersodetug-for-the-treatment-of- hypoglycemia-due-to-congenital-hyperinsulinism

Affitech Research AS	XOMA Royalty paid $6 million in milestones to Affitech related to VABYSMO® (faricimab-svoa) achieving specific sales thresholds. This was the final payment due to Affitech.

Anticipated 2025 Events of Note

Partner	Event
Rezolute

Completion of enrollment in sunRIZE Phase 3 clinical trial, which is investigating ersodetug in infants and children with cHI. Topline results are expected in the fourth quarter of 2025[2].

First patient dosed in Phase 3 registrational study for ersodetug for the treatment of hypoglycemia due to tumor hyperinsulinism[4].

Gossamer / Chiesi

Presentation of topline results from the Phase 3 PROSERA study, a global registrational clinical trial in patients with WHO Function Class II and III pulmonary arterial hypertension (PAH).[5]

Initiation of a registrational Phase 3 study in pulmonary hypertension associated with interstitial lung disease (PH-ILD) in 2025.[1]

Takeda	First patient dosed in Takeda’s Phase 3 clinical trial investigating mezagitamab as a treatment for adults with chronic primary immune thrombocytopenia (ITP).

Daré Bioscience	Commencement of one of two registrational Phase 3 clinical trials investigating Sildenafil Cream, 3.6%, for the treatment of female sexual arousal disorder[6].

Fourth Quarter and Full Year 2024 Financial Results

Tom Burns, Chief Financial Officer of XOMA Royalty, commented, “Based upon the anticipated incoming cash payments from royalties alone, we have line of sight on becoming cash flow positive on a consistent basis. The transient expenses associated with the Kinnate and Pulmokine acquisitions that impacted our 2024 financial results are coming to a close. We expect our R&D and G&A expenses to normalize in the second half of 2025.”

Income and Revenue: XOMA Royalty recorded total income and revenues of $8.7 million and $28.5 million for the fourth quarter and full year of 2024, respectively. In 2023, XOMA Royalty recorded total income and revenues of $1.8 million and $4.8 million for the fourth quarter and full year, respectively. The increase for the full year of 2024 was primarily driven by an increase in our income from purchased receivables.

[4]	https://ir.rezolutebio.com/news/detail/337/rezolute-announces-fda-clearance-of-ind-application-for-phase-3-registrational-study-of-rz358- for-treatment-of-hypoglycemia-due-to-tumor-hyperinsulinism
[5]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-fourth-quarter-and-full-year-2024
[6]	https://ir.darebioscience.com/news-releases/news-release-details/dare-bioscience-announces-phase-3-plans-sildenafil-cream-36

Research and Development (R&D) Expenses: R&D expenses were $0.9 million and $2.9 million in the fourth quarter and full year of 2024, respectively. R&D expenses in the fourth quarter and full year of 2023 were $25,000 and $0.1 million, respectively. The increase of $2.8 million for the full year of 2024 is due to clinical trial costs related to KIN-3248 that were incurred subsequent to XOMA Royalty’s acquisition of Kinnate in April 2024. The Company currently is winding down this trial.

General and Administrative (G&A) Expenses: G&A expenses were $7.0 million and $34.5 million for the fourth quarter and full year of 2024, respectively, compared with $7.3 million in the fourth quarter and $25.6 million for the full year of 2023. The increase of $8.9 million for the full year of 2024 was primarily due to $7.4 million in costs associated with the acquisition of Kinnate, which primarily included $3.6 million in severance costs, $2.9 million in legal and consulting costs, $0.4 million in information technology costs, and $0.3 million in insurance costs. In addition, stock-based compensation expenses increased in 2024 by $1.2 million primarily due to the performance stock unit (PSU) grant awarded to Mr. Hughes in connection with his appointment as full-time CEO in January 2024.

In the fourth quarter and full year of 2024, G&A expenses included $2.2 million and $10.3 million, respectively, of non-cash stock-based compensation expenses. In the fourth quarter and full year of 2023, G&A expenses included $2.6 million and $9.1 million, respectively, of non-cash stock-based compensation expenses.

Credit Losses on Royalty and Commercial Payment Receivables (credit losses): In the fourth quarter of 2024, credit losses were $7.9 million related to the 2024 Talphera transaction. For the year ended December 31, 2024, credit losses totaled $30.9 million, consisting of $14.0 million related to the 2018 Agenus transaction, $9.0 million related to the 2019 Aronora transaction, and $7.9 million related to the Talphera transaction. For the year ended December 31, 2023, credit losses were $1.6 million related to the 2019 Bioasis transaction. There were no credit losses in the fourth quarter of 2023.

Interest Expense: Interest expense was $3.4 million and $13.8 million for the fourth quarter and full year of 2024, respectively. Interest expense in the fourth quarter and full year of 2023 was $0.6 million. Interest expense relates to the Blue Owl Loan established in December 2023.

Other Non-Comparable Transactions: Transactions for which there were no comparable period-over-period transactions include the following: In 2023, arbitration settlement costs of $4.1 million were paid in relation to a proceeding with one of XOMA Royalty’s licensees and a $14.2 million non-cash impairment charge was recorded in relation to the intangible ObsEva asset. In 2024, the Company recognized a gain on the acquisition of Kinnate of $19.3 million and an $8.1 million change in fair value of embedded derivative related to the Viracta transaction.

Other Income, net: The Company reported other income, net, of $1.0 million and $6.9 million for the fourth quarter and full year of 2024, as compared to $0.4 million and $1.6 million in the corresponding periods of 2023. The $5.3 million increase during the full year of 2024 was primarily driven by a $4.8 million increase in investment income due to higher balances on XOMA Royalty’s investments.

Net Loss: Net loss for the fourth quarter and full year ended December 31, 2024, was $4.0 million and $13.8 million, respectively, primarily resulting from the $30.9 million in non-cash credit losses on purchased receivables. Net loss for the fourth quarter and full year ended December 31, 2023, was $20.1 million and $40.8 million, respectively, which included $15.8 million in non-cash credit losses and impairment charges.

On December 31, 2024, XOMA Royalty had cash and cash equivalents of $106.4 million (including $4.8 million in restricted cash). On December 31, 2023, XOMA Royalty had cash and cash equivalents of $159.6 million (including $6.3 million in restricted cash). In 2024, XOMA Royalty received $46.3 million in cash receipts including $20.0 million in royalties and commercial payments, $19.3 million in other receipts from purchased receivables, and $7.1 million from licensees. In addition, as of December 31, 2024, the Company netted approximately $7.8 million from its acquisition of Kinnate. In 2024, XOMA Royalty deployed $65 million to acquire new milestone and royalty assets and paid $5.5 million in dividends on the XOMA Royalty Perpetual Preferred stocks.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA Royalty and other developments related to VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet); the potential occurrences of the events listed under “Anticipated 2025 Events of Note”; the anticipated timings of regulatory filings and approvals related to assets in XOMA Royalty’s portfolio; and the potential of XOMA Royalty’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; and if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA ROYALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2024	2023
Income and revenues:
Income from purchased receivables under the EIR method	$15,066	$—
Income from purchased receivables under the cost recovery method	3,201	—
Revenue from contracts with customers	6,650	2,650
Revenue recognized under units-of-revenue method	3,570	2,108

Total income and revenues	28,487	4,758

Operating expenses:
Research and development	2,875	143
General and administrative	34,478	25,606
Credit losses on purchased receivables	30,904	1,575
Impairment charges	—	14,253
Arbitration settlement costs	—	4,132
Amortization of intangible assets	206	897

Total operating expenses	68,463	46,606

Loss from operations	(39,976)	(41,848)
Other income (expense):
Gain on the acquisition of Kinnate	19,316	—
Change in fair value of embedded derivative related to RPA	8,100	—
Interest expense	(13,840)	(569)
Other income (expense), net	6,921	1,586

Net loss before income tax	(19,479)	(40,831)
Income tax benefit	5,658	—

Net loss	$(13,821)	$(40,831)

Net loss attributable to common stockholders, basic	$(19,293)	$(46,303)

Basic net loss per share attributable to common stockholders	$(1.65)	$(4.04)

Weighted average shares used in computing basic net loss per share attributable to common stockholders	11,701	11,471

Net loss attributable to common stockholders, diluted	$(19,293)	$(46,303)

Diluted net loss per share attributable to common stockholders	$(1.65)	$(4.04)

Weighted average shares used in computing diluted net loss per share attributable to common stockholders	11,701	11,471

XOMA ROYALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$101,654	$153,290
Short-term restricted cash	1,330	160
Investment in equity securities	3,529	161
Trade and other receivables, net	1,839	1,004
Short-term royalty and commercial payment receivables under the EIR method	14,763	—
Short-term royalty and commercial payment receivables under the cost recovery method	413	14,215
Prepaid expenses and other current assets	2,076	483

Total current assets	125,604	169,313
Long-term restricted cash	3,432	6,100
Property and equipment, net	32	25
Operating lease right-of-use assets	319	378
Long-term royalty and commercial payment receivables under the EIR method	4,970	—
Long-term royalty and commercial payment receivables under the cost recovery method	55,936	57,952
Exarafenib milestone asset	3,214	—
Intangible assets, net	25,909	—
Other assets - long term	1,861	533

Total assets	$221,277	$234,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,053	$653
Accrued and other liabilities	5,752	2,768
Contingent consideration under RPAs, AAAs, and CPPAs	3,000	7,000
Operating lease liabilities	446	54
Unearned revenue recognized under units-of-revenue method	1,361	2,113
Preferred stock dividend accrual	1,368	1,368
Current portion of long-term debt	11,394	5,543

Total current liabilities	24,374	19,499
Unearned revenue recognized under units-of-revenue method – long-term	4,410	7,228
Exarafenib milestone contingent consideration	3,214	—
Long-term operating lease liabilities	483	335
Long-term debt	106,875	118,518

Total liabilities	139,356	145,580

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at December 31, 2024 and December 31, 2023	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Convertible preferred stock, 5,003 issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,952,377 and 11,495,492 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	90	86
Additional paid-in capital	1,318,766	1,311,809
Accumulated other comprehensive income	73	—
Accumulated deficit	(1,237,057)	(1,223,223)

Total stockholders’ equity	81,921	88,721

Total liabilities and stockholders’ equity	$221,277	$234,301

XOMA ROYALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(13,821)	$(40,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from purchased receivables under the EIR method	(15,066)	—
Stock-based compensation expense	10,312	9,099
Credit losses on purchased receivables	30,904	1,575
Impairment charges	—	14,253
Gain on the acquisition of Kinnate	(19,316)	—
Income tax benefit	(5,658)	—
Change in fair value of contingent consideration under RPAs, AAAs, and CPPAs	—	(75)
Common stock contribution to 401(k)	118	123
Amortization of intangible assets	206	897
Depreciation	10	3
Accretion of long-term debt discount and debt issuance costs	1,350	34
Non-cash lease expense	60	119
Change in fair value of equity securities	(131)	174
Change in fair value of available-for-sale debt securities classified as cash equivalents	73	—
Changes in assets and liabilities:
Trade and other receivables, net	(835)	(1,003)
Prepaid expenses and other assets	302	219
Accounts payable and accrued liabilities	1,598	(523)
Operating lease liabilities	(284)	(114)
Unearned revenue recognized under units-of-revenue method	(3,570)	(2,108)

Net cash used in operating activities	(13,748)	(18,158)

Cash flows from investing activities:
Net cash acquired in Kinnate acquisition	18,926	—
Net payment for IP acquired under the Pulmokine acquisition	(20,176)	—
Payments of consideration under RPAs, AAAs, and CPPAs	(53,000)	(14,650)
Receipts under RPAs, AAAs, and CPPAs	29,248	13,956
Purchase of equity securities	(3,237)	—
Purchase of property and equipment	(20)	(17)

Net cash used in investing activities	(28,259)	(711)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	130,000
Principal payments — debt	(6,902)	—
Debt issuance costs and loan fees paid in connection with long-term debt	(740)	(4,253)
Payment of preferred stock dividends	(5,472)	(5,472)
Repurchases of common stock	(13)	—
Proceeds from exercise of options and other share-based compensation	5,214	466
Taxes paid related to net share settlement of equity awards	(3,214)	(148)

Net cash (used in) provided by financing activities	(11,127)	120,593

Net (decrease) increase in cash, cash equivalents, and restricted cash	(53,134)	101,724
Cash, cash equivalents, and restricted cash as of the beginning of the period	159,550	57,826

Cash, cash equivalents, and restricted cash as of the end of the period	$106,416	$159,550

Supplemental Cash Flow Information:
Cash paid for interest	$9,985	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$468
Non-cash investing and financing activities:
Issuance of common stock warrants in connection with long-term debt	$—	$1,470
Accrued issuance costs in connection with issuance of long-term debt	$—	$501
Estimated initial fair value of the contingent consideration under the LadRx Agreement	$—	$1,000
Estimated initial fair value of the Exarafenib milestone asset in Kinnate acquisition	$2,922	$—
Estimated initial fair value of the Exarafenib milestone contingent consideration in Kinnate acquisition	$(2,922)	$—
Right-of-use assets obtained in exchange for operating lease liabilities in Kinnate acquisition	$824	$—
Relative fair value basis reduction of right-of-use assets in Kinnate acquisition	$(824)	$—
Accrual of contingent consideration under the Affitech CPPA	$3,000	$6,000
Accrual of contingent consideration under the LadRx AAA	$1,000	—
Preferred stock dividend accrual	$1,368	$1,368

# # #

Investor contact:	Media contact:
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1-646-438-9754	+1-310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com